Exhibit 99.1

               Innovex Announces Fiscal 2005 Third Quarter Results

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--July 12, 2005--Innovex (Nasdaq:INVX) today reported revenue of $60.0 million for the fiscal 2005 third quarter ending June 30, 2005, an increase of 70% from $35.2 million for the prior year period. The Company's net loss in the third quarter of fiscal 2005 of $2.6 million or $0.13 per share includes a restructuring charge of $1.2 million and a $750,000 accrued loss on the sale of a building. Excluding the restructuring charge and the loss on the building sale, the net loss was $665,000 or $0.03 per share. The restructuring charge is related to the Company's previously announced plan to close its Maple Plain facility, transfer operations to the Company's Lamphun, Thailand and Litchfield, Minnesota facilities and phase out the Flex Suspension Assembly (FSA) attachment operation. The $750,000 accrued loss on building sale is related to the July 8, 2005 sale of a facility in Eastlake, Ohio which the Company purchased on July 8, 2005 from Gould Electronics, Inc. under a previously disclosed purchase agreement. The Company had a net loss of $16.9 million or $0.88 per share in its fiscal 2004 third quarter including restructuring and asset impairment charges of $13.8 million or $0.72 per share.
    Exceeding the high end of the Company's guidance issued on April 18, 2005, revenue for the third quarter was $60.0 million, representing sequential growth of 14% from $52.7 million for the fiscal 2005 second quarter. The growth in revenue reflects strong Flat Panel Display (FPD) and FSA demand. A full quarter of revenue for the new FPD programs which ramped during the prior quarter drove FPD revenue to $11.6 million for the quarter. FSA revenue was $39 million reflecting continued demand for current generation disk drives coupled with strong demand for the new enterprise applications which ramped last quarter. Revenue growth was also accelerated by high pass-through material content associated with the assembly of components required for many of the new FPD and FSA products. Revenue excluding pass-through material content grew 17% to $29.0 million in the fiscal 2005 third quarter compared to $24.7 million in the fiscal 2005 second quarter.
    FSA products constituted 65% of the Company's net sales for the quarter, FPD product revenue was 19%, Actuator Flex Circuit (AFC) revenue was 10%, integrated circuit packaging application revenue was 2%, network system application revenue was 2% and other revenue was 2%.
    Fiscal 2005 third quarter gross margin was 9.0% as compared to 2.6% for the fiscal 2004 third quarter and 2.9% for the fiscal 2005 second quarter. The sequential improvement in gross margin reflects higher revenue and the significant progress made in resolving the start-up issues and inefficiencies that impacted the fiscal 2005 second quarter. Gross margins calculated using revenue excluding pass-through material content improved to 18.7% for the fiscal 2005 third quarter from 6.1% for the prior quarter also reflecting the higher level of revenue and improved operating efficiencies. Product mix and the level of pass-through material did not change significantly during the quarter as compared to the fiscal 2005 second quarter.
    In its fiscal 2005 fourth quarter, the Company expects revenue between $55 and $59 million and revenue excluding pass-through material content between $27 and $30 million. Gross and operating margins are expected to improve over the fiscal 2005 third quarter.
    "We made solid improvement in operating efficiency during the quarter," commented William P. Murnane, Innovex's President and Chief Executive Officer. "Our focus on improving operations paid off and we believe we exited the quarter fully recovered from the problems created by the steep new product ramps we faced in the March ending quarter."
    "While we are encouraged by our progress in the quarter, we will not be satisfied until we achieve our goal of becoming soundly profitable by the end of the calendar year and continuing to march steadily towards our target gross and operating margins of 20% and 10%, respectively," stated Murnane. "Our continued focus on improving operations, a more favorable product mix and the start up of our new factory in Thailand give us great confidence we will achieve our goal."
    Accounts receivable increased by $6 million, inventories increased by $0.2 million and accounts payable increased by $2 million during the quarter, primarily as a result of the increase in FPD and FSA revenue during the quarter. Capital expenditures of $6 million for the fiscal 2005 third quarter principally reflect expenditures related to the expansion of the Company's Thailand operations. The Company's total debt outstanding at June 30, 2005 was $42 million with approximately $23 million remaining capacity on the Company's Thailand credit facilities.
    Management determined that the carrying value of the Company's deferred tax asset was appropriate based on current Company performance. As a result, the Company recorded no tax benefit in the quarter.
    The Company's restructuring plan is progressing on schedule with the Maple Plain facility expected to remain in operation into the fiscal 2005 fourth quarter and the expanded Thailand facility beginning to produce product for customer shipments at that time.
    "Our Thailand facility expansion is complete and we expect product qualifications to be completed and product shipments to begin late in our fiscal 2005 fourth quarter," stated Tom Paulson, Innovex's Chief Financial Officer. "We should begin seeing cost savings of approximately $1 million per quarter once the Maple Plain operations have been transferred to Thailand. Capital expenditures are expected to return to a more normal annualized level of $5 million to $10 million in fiscal 2006. We also are confident that we will be able to fund our debt service and capital expenditures with cash flow from operations in fiscal 2006."
    An additional $1.2 million restructuring charge was recorded in the fiscal 2005 third quarter as part of the Company's previously announced restructuring plan to close its Maple Plain facility and transfer operations to its Lamphun, Thailand and Litchfield, Minnesota facilities. Additional charges of up to $3.2 million are expected to complete this planned restructuring. $16.8 million of the expected $20 million total charges related to this restructuring have been recorded through June 30, 2005. The remaining expected restructuring charges will be recorded as the liabilities are incurred over the next 4 months.

    Live Webcast

    Innovex will conduct a conference call and web cast for investors beginning at 9:00 a.m. Eastern Daylight Time (EDT) on Wednesday, July 13, 2005. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.
    To listen to the live conference call, dial (785) 832-0201 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available on Wednesday, July 13 beginning at 10:00 a.m. through 11:59 p.m. EDT on Friday, July 15. To access the replay, dial (402) 220-4949 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


                            INNOVEX, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                                   Three Months Ended
                                                        June 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------

Net sales                                           $60,020   $35,246
Costs and expenses:
 Cost of sales                                       54,592    34,325
 Selling, general and administrative                  3,696     4,530
 Royalty expense to equity investee                     574       352
 Engineering                                          1,858     1,549
 Net asset impairment                                     -    13,109
 Restructuring charges                                1,162       714
 Net interest expense                                   459       150
 Net other (income) expense                             255      (193)
                                                   --------- ---------
Income (loss) before income taxes                    (2,576)  (19,290)

Provision for income taxes                                -    (2,413)
                                                   --------- ---------

Net income (loss)                                   ($2,576) ($16,877)
                                                   ========= =========

Net income (loss) per share:
    Basic                                            ($0.13)   ($0.88)
                                                   ========= =========
    Diluted                                          ($0.13)   ($0.88)
                                                   ========= =========

Weighted average shares outstanding:
    Basic shares                                     19,177    19,072
                                                   ========= =========
    Diluted shares                                   19,177    19,072
                                                   ========= =========


                                                    Nine Months Ended
                                                        June 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------

Net sales                                          $152,785  $118,854
Costs and expenses:
 Cost of sales                                      141,951   103,652
 Selling, general and administrative                 10,846    13,144
 Royalty expense to equity investee                   1,467       984
 Engineering                                          5,442     4,981
 Net asset impairment                                     -    13,109
 Restructuring charges                                1,970       714
 Net interest expense                                 1,016       485
 Net other (income) expense                            (630)     (444)
                                                   --------- ---------
Income (loss) before income taxes                    (9,277)  (17,771)

Provision for income taxes                            8,357    (2,625)
                                                   --------- ---------

Net income (loss)                                  ($17,634) ($15,146)
                                                   ========= =========

Net income (loss) per share:
    Basic                                            ($0.92)   ($0.80)
                                                   ========= =========
    Diluted                                          ($0.92)   ($0.80)
                                                   ========= =========

Weighted average shares outstanding:
    Basic shares                                     19,152    19,010
                                                   ========= =========
    Diluted shares                                   19,152    19,010
                                                   ========= =========



                            INNOVEX, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                               June 30,  September 30,
Assets                                           2005        2004
                                               --------- -------------
  Cash and short-term investments                $9,535       $14,422
  Accounts receivable, net                       40,064        27,248
  Inventory                                      20,630        12,223
  Other current assets                            1,699         3,612
----------------------------------------------------------------------
   Total current assets                          71,928        57,505
  Property, plant and equipment, net             67,967        53,538
  Intangible & other assets, net                  6,888         5,729
  Deferred income taxes long term                 5,476        12,975
----------------------------------------------------------------------
    Total assets                               $152,259      $129,747
                                               ========= =============


Liabilities and Stockholders' Equity
  Current liabilities                           $55,886       $31,643
  Long-term debt                                 26,715        11,022
  Stockholders' equity                           69,658        87,082
----------------------------------------------------------------------
    Total liabilities and stockholders' equity $152,259      $129,747
                                               ========= =============



                            INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)
                                                    Nine months ended
                                                        June 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Cash Flows From Operating Activities:
  Net income (loss)                                ($17,634) ($15,146)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
      Depreciation and amortization                   9,128     8,721
      Restructuring charges                           1,970    13,823
      Deferred income taxes                           8,394    (2,858)
      Other non-cash items                             (810)      (98)
      Changes in operating assets and liabilities:
         Accounts receivable                        (12,816)      892
         Inventories                                 (8,407)   (1,955)
         Other current assets                           662    (1,091)
         Accounts payable                            12,610      (101)
         Other current liabilities                      787       450
                                                   --------- ---------
Net cash provided by (used in) operating activities  (6,116)    2,637

Cash Flows From Investing Activities:
     Capital expenditures                           (23,570)   (8,370)
     Proceeds from sale of assets                        20        60
                                                   --------- ---------
Net cash used in investing activities               (23,550)   (8,310)

Cash Flows From Financing Activities:
   Net long-term debt activity                       15,631    (5,074)
   Net line of credit activity                        8,939     9,867
   Proceeds from exercise of stock options              140       729
   Proceeds from employee stock purchase plans           69       204
                                                   --------- ---------
   Net cash provided by (used in) financing
    activities                                       24,779     5,726
                                                   --------- ---------
Increase (decrease) in cash and equivalents          (4,887)       53
Cash and equivalents at beginning of period          14,422    21,607
                                                   --------- ---------
Cash and equivalents at end of period                $9,535   $21,660
                                                   ========= =========

    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson or Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com